Exhibit 3.17

Control No. K103231 Date Filed: 10/14/2008 02:00 PM Karen C Handel Secretary of State

Office Of The Secretary Of State Corporations Division
2008 OCT 14 PM 2: 38
Articles Of Amendment
Karen Handel	Of	SECRETARY OF STATE
Secretary Of State	Articles Of Incorporation	CORPORATIONS DIVISION

Article One

The Name Of The Corporation Is:

Castleberry’s Food Company

Article Two

The Corporation Hereby Adopts The Following Amendment To Change The Name Of The Corporation.

The New Name Of The Corporation Is:

Bumble Bee Holdings, Inc.

Article Three

The Amendment Was Duly Adopted By The Following Method (choose one box only):

☐	The amendment was adopted by the incorporators prior to the issuance of shares.
☒	The amendment was adopted by a sufficient vote of the shareholders.
☐	The amendment was adopted by the board of directors without shareholder action as shareholder action was not required.

Article Four

The Date Of The Adoption Of The Amendment Was:

October 13, 2008

Article Five

The Undersigned Does Hereby Certify That A Notice To Publish The Filing Of Articles Of Amendment

To Change The Corporation’s Name Along With The Publication Fee Of $40.00 Has Been Forwarded To

The Legal Organ Of The County Of The Registered Office As Required By O.C.G.A. §14-2-1006.1

IN WITNESS WHEREOF, the undersigned has executed these Articles Of Amendment

On	October 13, 2008	/s/ Kent McNeil, EVP
	(Date)	(Signature And Capacity in which signing)